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 COMPUTATION OF EARNINGS PER SHARE                                  Exhibit 11
 THE STANLEY WORKS AND SUBSIDIARIES
 (dollars and shares in thousands except per share amounts)

                                                       Fiscal Year Ended
                                             January 1   January 2  December 28
                                               1994        1993        1991
                                            (52 Weeks)  (53 Weeks)  (52 Weeks)
  Earnings per common share:
    Weighted average shares outstanding         44,935      45,703      43,266
                                            =========== =========== ===========
    Earnings before cumulative effect
        of accounting changes                  $92,630     $98,118     $97,112
    Cumulative effect of accounting changes:
        Postemployment benefits                 (8,489)
        Postretirement benefits                                        (12,508)
                                            ----------- ----------- -----------
      Net earnings                             $84,141     $98,118     $84,604
                                            =========== =========== ===========
    Per share amounts:
      Before cumulative effect of
         accounting changes                      $2.06       $2.15       $2.24
      Cumulative effect of accounting changes:
        Postemployment benefits                  (0.19)
        Postretirement benefits                                          (0.29)
                                            ----------- ----------- -----------
      Net earnings                               $1.87       $2.15       $1.95
                                            =========== =========== ===========
 Primary:
    Weighted average shares outstanding         44,935      45,703      43,266
    Dilutive common stock equivalents -
      based on the treasury stock method
      using average market price                   713         718         510
                                            ----------- ----------- -----------
                                                45,648      46,421      43,776
    Per share amounts:                      =========== =========== ===========
      Before cumulative effect of
        accounting changes                       $2.03       $2.11       $2.22
      Cumulative effect of accounting changes:
        Postemployment benefits                  (0.19)
        Postretirement benefits                                          (0.29)
                                            ----------- ----------- -----------
      Net earnings                               $1.84       $2.11       $1.93
                                            =========== =========== ===========
 Fully Diluted:
    Weighted average shares outstanding         44,935      45,703      43,266
    Dilutive common stock equivalents -
      based on the treasury stock method
      using the quarter end market price
      if higher than average market price          757         779         572
                                            ----------- ----------- -----------
                                                45,692      46,482      43,838
    Per share amounts:                      =========== =========== ===========
      Before cumulative effect of
      accounting changes                         $2.03       $2.11       $2.22
      Cumulative effect of accounting changes:
        Postemployment benefits                  (0.19)
        Postretirement benefits                                          (0.29)
                                            ----------- ----------- -----------
      Net earnings                               $1.84       $2.11       $1.93
                                            =========== =========== ===========

 Note:  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

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